Exhibit 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

Patriot Scientific Corporation Announces Annual Stockholders Meeting Details

CARLSBAD, Calif., November 9, 2010--(PR Newswire)-Patriot Scientific Corporation (OTCBB: PTSC - News) announced today that its Annual Meeting of Stockholders will be held on January 19, 2011.  The Company’s Board of Directors has fixed the close of business on November 23, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

The meeting will be conducted in a virtual format and broadcast via web-streaming which will enable cost savings and greater stockholder participation given that attendance will be conveniently accessed through the internet.

Additional details regarding the annual meeting will be made available in the Company’s 2010 Proxy Statement due to be filed with the Securities Exchange Commission by no later than December 8, 2010.

About Patriot Scientific

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world.  Patriot Scientific addresses the expanding market opportunities in the healthcare, justice and public safety industries through its wholly owned subsidiary Patriot Data Solutions Group, Inc. These growth activities are funded with revenues generated, in a large part, from the Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group.  For more information on Patriot Scientific Corporation, visit: www.ptsc.com.